Exhibit 99.1

Clean Energy Reports 96.0 Million Gallons Delivered and Revenue of $75.0 Million for Fourth Quarter of 2020

NEWPORT BEACH, Calif. — (BUSINESS WIRE) — March 9, 2021 — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the fourth quarter of 2020.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated “Companies, municipalities and any organization that operates a fleet of vehicles are looking to de-carbonize as quickly as they can. Fortunately, Clean Energy’s previous investments in renewable natural gas and our ongoing focus on that business is beginning to pay off, highlighted by recent deals like LA Metro that signed a long-term high-volume RNG agreement with us as part of their commitment to becoming carbon neutral. Simply put, RNG is the future of our company. We believe the road ahead is to offer RNG to every customer so that they can make a substantial contribution towards addressing climate change. We finished the year as expected financially and announced two exciting RNG joint venture arrangements with Total and BP as we grow to meet demand for our low carbon RNG.”

The Company delivered 96.0 million gallons in the fourth quarter of 2020, a 7% decrease from 103.3 million in the fourth quarter of 2019. This decrease was principally from the continuing effects of COVID-19, primarily impacting the airports and public transit customer markets. For 2020 the Company delivered 382.5 million gallons, a 5% decrease from 400.8 million in 2019. While the airports and public transit customer markets were below 2019 levels due to COVID-19, refuse, trucking, and bulk deliveries each finished ahead in 2020 compared to 2019.  RNG gallons delivered increased 7% in 2020 to 153.3 million gallons despite also experiencing negative impacts from lower fuel volumes within the airports and public transit markets.

The Company’s revenue for the fourth quarter of 2020 was $75.0 million, a decrease of 37.3% compared to $119.6 million for the fourth quarter of 2019. This decrease is principally attributed to revenue for the fourth quarter of 2019 including eight quarters of U.S. federal excise tax credits for alternative fuels ("AFTC") in the amount of $47.1 million, which applied to vehicle fuel sales made from January 1, 2018 through December 31, 2019, compared to only one quarter of AFTC in the fourth quarter of 2020 in the amount of $5.0 million, which applied to vehicle fuel sales made from October 1, 2020 through December 31, 2020. Revenue for the fourth quarter of 2020 was also negatively impacted by lower volumes from the continuing effects of COVID-19. Each period included an unrealized loss on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program in the amount of $1.9 million and $3.3 million for the fourth quarters of 2020 and 2019, respectively. Station construction revenue was steady at $7.1 million for the fourth quarter of 2020 compared to $7.6 million for the fourth quarter of 2019.

The Company’s revenue for the year ended December 31, 2020 was $291.7 million, a decrease of 15.2% compared to $344.1 million for the year ended December 31, 2019. This decrease was attributed to 2019 including two years of AFTC in the amount of $47.1 million, compared to one year of AFTC included in 2020 in the amount of $19.8 million, as well as lower volumes from the pandemic and generally lower effective pricing for gallons delivered in 2020 versus 2019. Both years included unrealized gains (losses) on commodity swap and customer fueling contracts relating to the Company’s Zero Now program in the amount of $2.1 million and $(6.6) million for 2020 and 2019, respectively. Station construction sales increased 15.2% to $26.6 million for 2020 compared to $23.1 million for 2019.

On a GAAP (as defined below) basis, net income (loss) attributable to Clean Energy for the fourth quarter of 2020 was $(2.6) million, or $(0.01) per share, compared to $41.1 million, or $0.20 per diluted share, for the fourth quarter of 2019. The primary differences between the periods being greater AFTC in 2019 by $36.7 million due to the recognition of eight quarters of AFTC in 2019 versus one quarter of AFTC in 2020, and $6.6 million of additional gain on the disposal of certain assets of a subsidiary in 2019 versus 2020. In 2020 we also delivered lower volumes of fuel and had lower related volume gross profit margins from the effects of COVID-19.

On a GAAP basis, net income (loss) attributable to Clean Energy for the year ended December 31, 2020 was $(9.9) million, or $(0.05) per share, compared to $20.4 million, or $0.10 per diluted share, for the year ended December 31, 2019. The comparability of yearly results is impacted by the negative effects of COVID-19 in 2020, and the inclusion of eight quarters of AFTC in 2019 versus four quarters in 2020, and a greater gain on disposal of certain assets in 2019 versus 2020. Additionally, the year ended December 31, 2020 was positively affected by station installation revenue and the unrealized gain on commodity swap and customer fueling contracts, while the comparable 2019 period was negatively affected by the unrealized loss on commodity swap and customer fueling contracts.

Non-GAAP loss per share and Adjusted EBITDA (each as defined below) for the fourth quarter of 2020 was $(0.00) and $13.6 million, respectively. Non-GAAP income per share and Adjusted EBITDA for the fourth quarter of 2019 was $0.21 and $57.0 million, respectively.

Non-GAAP loss per share and Adjusted EBITDA for the year ended December 31, 2020 was $(0.04) and $45.1 million, respectively. Non-GAAP income per share and Adjusted EBITDA for the year ended December 31, 2019 was $0.15 and $85.6 million, respectively.

Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) per share attributable to Clean Energy and GAAP net income (loss) attributable to Clean Energy, respectively.

Non-GAAP Financial Measures

To supplement the Company’s unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP income (loss) per share (“non-GAAP income (loss) per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP income (loss) per share and Adjusted EBITDA because it believes these measures provide meaningful supplemental information about the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) these measures exclude the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may make adjustments for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains similar to the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Non-GAAP income (loss) per share and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP income (loss) per share and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP Income (Loss) Per Share

Non-GAAP income (loss) per share, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average common shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. Similarly, the Company believes excluding the non-cash results from equity method investments is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP income (loss) attributable to Clean Energy per share and also reconciles GAAP net income (loss) attributable to Clean Energy to an adjusted net income (loss) figure used in the calculation of non-GAAP income (loss) per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2019	2020	2019	2020
Net income (loss) attributable to Clean Energy Fuels Corp.	$41,084	$(2,561)	$20,421	$(9,864)
Stock-based compensation	824	435	3,880	2,957
(Income) loss from equity method investments	(4)	(207)	119	161
Loss (gain) from change in fair value of derivative instruments	691	1,880	5,545	(2,175)
Adjusted (non-GAAP) net income (loss)	$42,595	$(453)	$29,965	$(8,921)
Diluted weighted-average common shares outstanding	205,852,492	198,230,811	205,987,509	200,657,912
GAAP income (loss) attributable to Clean Energy Fuels Corp. per share	$0.20	$(0.01)	$0.10	$(0.05)
Non-GAAP income (loss) attributable to Clean Energy Fuels Corp. per share	$0.21	$-	$0.15	$(0.04)

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy, plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP income (loss) per share. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net income (loss) attributable to Clean Energy:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2019	2020	2019	2020
Net income (loss) attributable to Clean Energy Fuels Corp.	$41,084	$(2,561)	$20,421	$(9,864)
Income tax expense	664	74	858	309
Interest expense	2,137	2,288	7,574	7,348
Interest income	(730)	(264)	(2,437)	(1,345)
Depreciation and amortization	12,294	11,964	49,625	47,682
Stock-based compensation	824	435	3,880	2,957
(Income) loss from equity method investments	(4)	(207)	119	161
Loss (gain) from change in fair value of derivative instruments	691	1,880	5,545	(2,175)
Adjusted EBITDA	$56,960	$13,609	$85,585	$45,073

Definition of “Gallons Delivered”

The Company defines “gallons delivered” as its gallons sold as compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company’s proportionate share of gallons delivered by joint ventures in the applicable period. RNG sold as vehicle fuel is included in the CNG or LNG amounts as applicable based on the form in which it was sold.

	Three Months Ended		Year Ended
	December 31,		December 31,
RNG gasoline gallon equivalents delivered (in millions)	2019	2020	2019	2020
CNG	25.9	34.1	112.5	124.4
LNG	6.4	7.1	30.8	28.9
Total	32.3	41.2	143.3	153.3

The table below shows gallons delivered for the three months and years ended December 31, 2019 and 2020:

	Three Months Ended		Year Ended
	December 31,		December 31,
Gallons Delivered (in millions)	2019	2020	2019	2020
CNG	87.3	81.2	335.7	321.0
LNG	16.0	14.8	65.1	61.5
Total	103.3	96.0	400.8	382.5

Sources of Revenue

The following table shows the Company's sources of revenue for the three months and years ended December 31, 2019 and 2020:

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue (in millions)	2019	2020	2019	2020
Volume-related (1)	$64.9	$62.9	$273.6	$245.3
Station construction sales	7.6	7.1	23.1	26.6
AFTC (2)	47.1	5.0	47.1	19.8
Other	—	—	0.3	—
Total revenue	$119.6	$75.0	$344.1	$291.7

(1)	For the three months and year ended December 31, 2020, volume-related revenue includes an unrealized gain (loss) from the change in fair value of commodity swap and customer fueling contracts of $(1.9) million and $2.1 million, respectively. For the three months and year ended December 31, 2019, volume-related revenue includes an unrealized (loss) from the change in fair value of commodity swap and customer contracts of $(3.3) million and $(6.6) million, respectively.
(2)	In 2019, we recognized AFTC revenue for the vehicle fuel we sold in 2018 and 2019 in the three months ended December 31, 2019.

2021 Outlook

GAAP net income (loss) for 2021 is expected to be approximately breakeven, assuming no unrealized gains or losses on commodity swap and customer contracts and contemplates a prolonged effect and more flattened recovery curve from the COVID-19 pandemic through the middle of 2021. Changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap contracts could significantly impact the Company’s estimated GAAP net income for 2021. Adjusted EBITDA for 2021 is expected to range from $60 million to $62 million. These expectations also exclude the impact of any acquisitions, divestitures, new joint ventures, transactions or other extraordinary events including a deterioration in, slower or lack of any recovery from the COVID-19 pandemic. Additionally, the expectations regarding 2021 Adjusted EBITDA assumes the calculation of this non-GAAP financial measure in the same manner as described above and without adjustments for any other items that may arise during 2021 and that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2021 Outlook
GAAP Net income (loss) attributable to Clean Energy Fuels Corp.	$	Breakeven
Income tax expense (benefit)		300
Interest expense		4,100
Interest income		(1,050)
Depreciation and amortization		48,000
Stock-based compensation		10,250
Loss (income) from equity method investments		400
Loss (gain) from change in fair value of derivative instruments		0
Adjusted EBITDA		$60,000 – 62,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.4018 from the U.S. and international callers can dial 1.201.689.8471. A telephone replay will be available approximately two hours after the call concludes through Friday, April 9, 2021, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 13715902. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. is North America’s leading provider of the cleanest fuel for the transportation market. Through its sales of renewable natural gas (RNG), which is derived from biogenic methane produced by the breakdown of organic waste, Clean Energy helps thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas by 60% to over 400% depending on the source of the RNG. Clean Energy delivers RNG in the form of compressed natural gas (CNG) and liquefied natural gas (LNG) to its network of 565 fueling stations across the U.S. and Canada. Clean Energy builds and operates CNG and LNG fueling stations for the transportation market, owns natural gas liquefaction facilities in California and Texas, and transports bulk CNG and LNG to non-transportation customers around the U.S. For more information, visit www.CleanEnergyFuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, the Company’s outlook for fiscal 2021, the expected impact of the COVID-19 pandemic on the Company’s business and the demand for renewable vehicle fuels, including fleets transitioning to lower carbon solutions in transportation.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our operations, liquidity and financial condition; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the potential adoption of government policies or programs or increased publicity or popular sentiment in favor of other vehicle fuels; the market’s perception of the benefits of RNG and conventional natural gas relative to other alternative vehicle fuels; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to manage and grow its RNG business, including its ability to procure adequate supplies of RNG and generate revenues from sales of such RNG; the Company and its suppliers’ ability to successfully develop and operate projects and produce expected volumes of RNG; the potential commercial viability of livestock waste and dairy farm projects to produce RNG; the Company’s history of net losses and the possibility the Company incurs additional net losses in the future; the Company’s and its partners’ ability to acquire, finance, construct and develop other commercial projects; the Company’s ability to potentially modify its fueling stations to reform its RNG to fuel hydrogen and electric vehicles; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; changes in the competitive environment in which we operate, including potentially increasing competition in the market for vehicle fuels generally; the Company’s ability to manage and grow its business of transporting and selling CNG for non-vehicle purposes via virtual natural gas pipelines and interconnects, as well as its station design and construction activities; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; future availability of and our access to additional capital, which may include debt or equity financing, in the amounts and at the times needed to fund growth in the Company’s business and the repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital raising transaction; the Company’s ability to generate sufficient cash flows to repay its debt obligations as they come due; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the Company’s ability to comply with various registration and regulatory requirements related to its RNG projects; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; the Company’s ability to manage the safety and environmental risks inherent in its operations; the Company’s compliance with all applicable government regulations; the impact of the foregoing on the trading price of the Company’s common stock; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K for the year ended December 31, 2020 that the Company expects to file with the Securities and Exchange Commission on March 9, 2021, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release, and such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the Securities and Exchange Commission.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Manager of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data; Unaudited)

	December 31,	December 31,
	2019	2020
Assets
Current assets:
Cash, cash equivalents and current portion of restricted cash	$49,222	$108,977
Short-term investments	56,929	29,528
Accounts receivable, net of allowance of $2,412 and $1,335 as of December 31, 2019 and 2020, respectively	61,760	61,784
Other receivables	84,898	23,655
Inventory	29,874	28,100
Prepaid expenses and other current assets	11,109	9,404
Derivative assets, related party	—	1,591
Total current assets	293,792	263,039
Operating lease right-of-use assets	28,627	25,967
Land, property and equipment, net	323,912	290,911
Long-term portion of restricted cash	4,000	11,000
Notes receivable and other long-term assets, net	31,622	27,299
Long-term portion of derivative assets, related party	3,270	4,057
Investments in other entities	26,305	27,962
Goodwill	64,328	64,328
Intangible assets, net	1,229	464
Total assets	$777,085	$715,027
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$56,013	$3,592
Current portion of finance lease obligations	615	840
Current portion of operating lease obligations	3,359	2,822
Accounts payable	27,376	17,310
Accrued liabilities	67,697	52,637
Deferred revenue	7,338	2,642
Derivative liabilities, related party	164	—
Total current liabilities	162,562	79,843
Long-term portion of debt	32,872	82,088
Long-term portion of finance lease obligations	2,715	2,552
Long-term portion of operating lease obligations	26,206	23,698
Other long-term liabilities	9,701	3,996
Total liabilities	234,056	192,177
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value. 304,000,000 shares authorized; 204,723,055 shares and 198,491,204 shares issued and outstanding as of December 31, 2019 and 2020, respectively	20	20
Additional paid-in capital	1,203,186	1,191,791
Accumulated deficit	(668,232)	(678,096)
Accumulated other comprehensive loss	(1,566)	(209)
Total Clean Energy Fuels Corp. stockholders’ equity	533,408	513,506
Noncontrolling interest in subsidiary	9,621	9,344
Total stockholders’ equity	543,029	522,850
Total liabilities and stockholders’ equity	$777,085	$715,027

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2020	2019	2020
Revenue:
Product revenue	$107,522	$65,516	$298,469	$251,954
Service revenue	12,093	9,442	45,596	39,770
Total revenue	119,615	74,958	344,065	291,724
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	47,861	43,211	185,557	161,705
Service cost of sales	7,876	5,425	26,550	23,705
Change in fair value of derivative warrants	(2,626)	—	(1,039)	(40)
Selling, general and administrative	19,437	16,726	73,444	68,516
Depreciation and amortization	12,294	11,964	49,625	47,682
Total operating expenses	84,842	77,326	334,137	301,568
Operating income (loss)	34,773	(2,368)	9,928	(9,844)
Interest expense	(2,137)	(2,288)	(7,574)	(7,348)
Interest income	730	264	2,437	1,345
Other income (expense), net	(938)	(180)	1,990	3,025
Income (loss) from equity method investments	4	207	(119)	(161)
Gain from sale of certain assets of subsidiary	7,455	887	7,455	1,063
Gain from formation of equity method investment	—	700	—	700
Income (loss) before income taxes	39,887	(2,778)	14,117	(11,220)
Income tax expense	(664)	(74)	(858)	(309)
Net income (loss)	39,223	(2,852)	13,259	(11,529)
Loss attributable to noncontrolling interest	1,861	291	7,162	1,665
Net income (loss) attributable to Clean Energy Fuels Corp.	$41,084	$(2,561)	$20,421	$(9,864)
Net income (loss) attributable to Clean Energy Fuels Corp. per share:
Basic	$0.20	$(0.01)	$0.10	$(0.05)
Diluted	$0.20	$(0.01)	$0.10	$(0.05)
Weighted-average common shares outstanding:
Basic	204,722,556	198,230,811	204,573,287	200,657,912
Diluted	205,852,492	198,230,811	205,987,509	200,657,912